Exhibit 99.1

CONTACTS:

Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

SIMON PROPERTY GROUP ANNOUNCES OFFERING
OF COMMON STOCK

Indianapolis, Indiana — May 6, 2009...Simon Property Group, Inc. (NYSE:SPG) announced today that it intends to conduct, subject to market and other conditions, an offering of 14,000,000 shares of common stock.  The Company expects to grant the underwriters an overallotment option to purchase 2,100,000 additional shares of common stock.

The Company intends to use the net proceeds for general corporate purposes.

Merrill Lynch & Co., J.P. Morgan Securities Inc., and Morgan Stanley are serving as joint book-running managers of the offering.  The offering is being conducted as a public offering under the Company’s shelf registration statement filed with the Securities and Exchange Commission.  Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.  When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting:  Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080; J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Prospectus Library, telephone: (718) 242-8002; or Morgan Stanley, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in its most recent annual and quarterly periodic reports and other reports filed from time to time with the Securities and Exchange Commission.  These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, the Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 386 properties comprising 262 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.